Exhibit 99.1

Amedica Corporation Reports Third Quarter 2016

Financial Results

Year-to-date Operational Cash Burn Improved by 25% Year-Over-Year

SALT LAKE CITY, November 10, 2016 — Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced financial results for the third quarter ended September 30, 2016.

Recent Company Highlights

●	Decreased year-to-date operational cash burn by 25%
●	Received FDA clearance for Valeo® II Lateral Lumbar interbody fusion device
●	Submitted 510(k) to FDA for new Taurus metals system with first implantation expected by end of the year
●	The first stage of testing of silicon nitride by the CFDA (chinese FDA) has begun and is expected to be completed by January 2017.
●	Submitted materials testing data and clinical data to the Japan PMDA
●	Reduced headcount by 38% which will reduce operating cash burn by about $2 million per year
●	Submitted response to FDA clarifying 510(k) application for composite silicon nitride spacer (C+CSC)

“Despite the decrease in commercial sales this quarter, we are confident with our commercial sales strategy targeted at adding new surgeons and distributors and expanding our sales into new territories,” said Dr. Sonny Bal, Chairman and Chief Executive Officer. “Later this month, we will announce a new sales leader; a seasoned, proven individual with credibility in the spine field.”

“We believe that our silicon nitride ceramic is the best-characterized biomaterial available, and offers a compelling set of advantages, especially for use in spine surgery. Even as we explore strategic development opportunities with external partners, we will remain focused on driving our spine sales,” added Dr. Bal.

Third Quarter 2016 Financial Results

Total product revenue was $3.4 million in the third quarter of 2016 as compared to $4.8 million in the same period of 2015, a decrease of $1.4 million, or 29%. This decrease was due to lower private label sales during the quarter and weaker than expected commercial sales during the final stages of the implementation of the Company’s commercial sales expansion strategy. We expect that our commercial sales expansion strategy will be substantially completed during the fourth quarter with benefits expected to begin during the first quarter of 2017. The decrease in revenue for the third quarter 2016 was also attributable, in part, to continued market pricing pressure and hospital vendor consolidation.

Cost of revenue decreased $0.9 million, or 53%, as compared to the same period in 2015. The decrease in cost of revenue was primarily due to the decline in product sales. Excluding the impact of excess or obsolete inventory for both periods, third quarter 2016 gross margins ended at 82% of total sales, as compared to 73% during the prior year period. The increase in gross margins as a percentage of sales is primarily attributable to lower private label sales, which have lower gross margins, and to a lesser extent, the impact of the medical device excise tax moratorium.

Operating expenses decreased $0.2 million, or 3%, as compared to the same period in 2015. This decline in operating expenses is primarily due to a decrease of $0.5 million in commissions as a result of decreased sales and a $0.3 million decrease in personnel related expenses. This improvements were offset by an increase of $0.6 million in legal expenses.

Net loss for the third quarter 2016 was $4.3 million, compared to a net loss of $10.1 million in the prior-year period. The reduction in net loss was primarily the result of improved gross profit, decreases in operating costs, and improvements in other income (expense).

Adjusted EBITDA, which is defined as earnings before deductions for interest, taxes, depreciation, amortization, non-cash stock compensation expense, change in fair value of derivative liabilities, offering costs, loss on extinguishment of derivative liabilities and loss on extinguishment of debt for the third quarter 2016 was a loss of $2.7 million, compared to a loss of $2.2 million for the third quarter 2015.

Cash and cash equivalents totaled $10.6 million as of September, 2016. Operating cash burn decreased to $5.3 million for the nine months ended September 30, 2016 as compared to $7.1 million the prior year period, or 25%. Total principal debt obligations were $9.0 million as of September 30, 2016, a decrease of $1.8 million from September 30, 2015.

Conference Call

The Company will hold an investor conference call to discuss the financial results on Thursday November 10, 2016 at 5:00 PM Eastern Time. The Company invites all interested parties to join the call by dialing Toll Free 877-524-8416, any time after 4:50 p.m. Eastern Time on November 10th. The Conference ID number is 13649236. International callers should dial 412-902-1028. For those who are not available to listen to the live webcast, a digital replay will be archived on the investor relations section of the Amedica website under News/Events.

Non-GAAP Financial Measures

This press release includes the following “non-GAAP financial measures” as defined by the Securities and Exchange Commission (SEC): Adjusted EBITDA and Gross Margin Before deducting the Provision for Excess and Obsolete Inventory. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, Amedica’s ability to accelerate the adoption of silicon nitride, strengthen its balance sheet, expand spine sales, complete the commercial sales expansion strategy during the third quarter with benefits expected to be realized during the fourth quarter of 2016 and into 2017, as well as other references to its market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Amedica Corporation

Consolidated Balance Sheets – Unaudited

(in thousands, except share and per share data)

	September 30,2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$10,613	$11,485
Trade accounts receivable, net of allowance of $22 and $49, respectively	1,270	2,660
Prepaid expenses and other current assets	375	229
Inventories, net	7,851	9,131
Total current assets	20,109	23,505

Property and equipment, net	1,816	2,472
Intangible assets, net	3,312	3,687
Goodwill	6,163	6,163
Other long-term assets	35	35
Total assets	$31,435	$35,862

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$693	$643
Accrued liabilities	3,874	3,421
Current portion of lease liability	19	-
Current portion of long-term debt	8,432	16,365
Total current liabilities	13,018	20,429

Deferred rent	348	432
Long-term debt	-	-
Lease liability, net of current portion	33	-
Other long-term liabilities	163	171
Derivative liabilities	548	598

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.01 par value, 130,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2016 and December 31, 2015	-	-
Common stock, $0.01 par value; 250,000,000 shares authorized; 26,402,501 and 10,886,248 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	264	109
Additional paid-in capital	226,388	210,660
Accumulated deficit	(209,327)	(196,537)
Total stockholders’ equity	17,325	14,232
Total liabilities and stockholders’ equity	$31,435	$35,862

Amedica Corporation

Consolidated Statements of Operations and Comprehensive Loss – Unaudited

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Product revenue	$3,378	$4,835	$11,574	$14,358
Costs of revenue	765	1,640	2,675	4,525
Gross profit	2,613	3,195	8,899	9,833
Operating expenses:
Research and development	1,582	1,676	4,743	5,072
General and administrative	1,912	1,432	4,834	4,793
Sales and marketing	2,326	2,893	7,514	9,376
Total operating expenses	5,820	6,001	17,091	19,241
Loss from operations	(3,207)	(2,806)	(8,192)	(9,408)
Other income (expense):
Interest expense	(745)	(1,147)	(3,998)	(3,381)
Gain (loss) on extinguishment of debt	(417)	2,403	(661)	2,324
Change in fair value of derivative liabilities	26	(7,779)	50	(8,879)
Loss on extinguishment of derivative liabilities	-	(2)	-	(1,263)
Offering costs	-	(821)	-	(821)
Other expense	5	19	11	(19)
Total other expense, net	(1,131)	(7,327)	(4,598)	(12,039)
Net loss before income taxes	(4,338)	(10,133)	(12,790)	(21,447)
Provision for income taxes	-	-	-	-
Net comprehensive loss	(4,338)	(10,133)	(12,790)	(21,447)
Other comprehensive loss, net of tax:
Total comprehensive loss	$(4,338)	$(10,133)	$(12,790)	$(21,447)
Deemed dividend related to beneficial conversion feature on Series A Preferred Stock	(2,499)	-	(2,499)	-
Net loss attributable to common stockholders	$(6,837)	$(10,133)	$(15,289)	$(21,447)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.30)	$(2.21)	$(0.97)	$(6.41)
Weighted average common shares outstanding:
Basic and diluted	23,048,941	4,575,302	15,711,429	3,343,695

Amedica Corporation

Condensed Consolidated Statements of Cash Flows - Unaudited

(in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flow from operating activities
Net loss	$(12,790)	$(21,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,123	1,265
Amortization of intangible assets	375	375
Amortization of lease incentive for tenant improvements	15	15
Non cash interest expense	1,778	1,724
Gain (loss) on extinguishment of debt	661	(2,324)
Stock based compensation	197	780
Change in fair value of derivative liabilities	(50)	8,879
Loss on extinguishment of derivative liabilities	-	1,263
Gain on disposal of equipment	(13)	(15)
Provision for inventory reserve	861	954
Bad debt recovery	-	(7)
Offering costs	-	821
Changes in operating assets and liabilities:
Trade accounts receivable	1,390	144
Prepaid expenses and other current assets	(138)	(334)
Inventories	428	1,158
Accounts payable and accrued liabilities	906	(316)
Net cash used in operating activities	$(5,257)	$(7,065)
Cash flows from investing activities
Purchase of property and equipment	(427)	(501)
Proceeds from sale of property and equipment	30	28
Net cash used in investing activities	$(397)	$(473)
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	11,408	4,337
Proceeds from the exercise of warrants	448	-
Payments on long-term debt	(5,071)	(1,158)
Issuance costs paid for debt	(267)	-
Debt extinguishment payments	(1,728)	(2,500)
Payments for capital lease	(8)	-
Purchase of treasury stock	-	(120)
Net cash provided by financing activities	$4,782	$559
Net decrease in cash and cash equivalents	(872)	(6,979)
Cash and cash equivalents at beginning of period	11,485	18,247
Cash and cash equivalents at end of period	$10,613	$11,268

Reconciliation of Non-GAAP Financial Measures:

To supplement our consolidated statements of operations and comprehensive net loss which are presented in accordance with GAAP, we use certain non-GAAP measures of components of financial performance. Although not measures of financial performance under GAAP, “Adjusted EBITDA” and “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” are provided for the use of investors in understanding our operating results and are not prepared in accordance with, nor do they serve as alternatives to GAAP measures, and may be materially different from similar measures used by other companies. We define “Adjusted EBITDA” as our earnings before deductions for interest, taxes, depreciation, amortization, stock-based compensation, change in fair value of derivative liabilities, and loss on extinguishment of debt. We define “Gross Margin Before Deducting the Provision for Excess and Obsolete Inventory” as our gross margin before deducting the provision for excess and obsolete inventory. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Below is a reconciliation of Adjusted EBITDA to Net Loss for each of the periods presented (in thousands - unaudited):

	Three Months Ended September 31,		Nine Months Ended September 31,
	2016	2015	2016	2015
Net Loss	(4,338)	(10,133)	(12,790)	(21,447)
Interest expense, net	745	1,147	3,998	3,381
Income tax expense	-	-	-	-
Depreciation	351	424	1,123	1,265
Amortization	125	125	375	375
Stock-based compensation	52	77	197	781
Change in fair value of derivative liabilities	(26)	7,779	(50)	8,879
Loss on extinguishment of derivative liabilities	-	2	-	1,263
Loss on extinguishment of debt	417	(2,403)	661	(2,324)
Adjusted EBITDA	$(2,674)	$(2,161)	$(6,486)	$(7,006)

Below is a reconciliation of Gross Profit and Margin to Gross Profit and Margin Before deducting the Provision for Excess and Obsolete Inventory for each of the periods presented (in thousands - unaudited):

	Three Months Ended September 31
	2016		2015
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross profit and margin	$2,613	77%	$3,195	66%
Provision for excess and obsolete inventory	$165	5%	$329	7%
Gross profit and margin, excluding provision for excess and obsolete inventory	$2,778	82%	$3,524	73%

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Contacts:
Kevin Ontiveros

801-839-3502

IR@amedica.com